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EXHIBIT 99.1

Contact: Marty Kittrell 708-873-3600

ANDREW CORPORATION ANNOUNCES AGREEMENT TO SELL CONVERTIBLE SUBORDINATED NOTES

        Orland Park, IL, August 5, 2003—Andrew Corporation (Nasdaq: ANDW) today announced that it has entered into an agreement with the initial purchasers to sell $200 million aggregate principal amount of its 3.25% Convertible Subordinated Notes due 2013 in a previously announced private placement pursuant to Rule 144A under the Securities Act of 1933, as amended. In addition, Andrew has granted the initial purchasers of the notes the option to purchase up to an additional $40 million aggregate principal amount of notes.

        In connection with the sale of the convertible notes, Andrew is repurchasing 5.0 million shares of Andrew common stock sold short by purchasers of the notes for approximately $49.8 million. Andrew intends to use the balance of the net proceeds for general corporate purposes, including paying off current short-term borrowings of approximately $10 million.

        These notes are convertible into Andrew common stock under certain circumstances at a conversion rate of 73.0482 shares per $1,000 principal amount of the notes (equal to an initial conversion price of approximately $13.69 per share of Andrew common stock), subject to adjustment in certain circumstances. Andrew may not redeem the notes prior to August 20, 2008, after which time Andrew may redeem the notes at 100% of their principal amount plus accrued and unpaid interest, if any.

        The closing of the sale of the notes and the purchase of the Andrew common stock is subject to certain conditions and is currently expected to occur on August 8, 2003.

        The notes have been offered only to qualified institutional buyers in reliance on Rule 144A of the Securities Act. The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these notes, nor shall there be any sale of these notes in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Andrew Corporation

        Andrew Corporation (www.andrew.com) designs, manufactures, and delivers innovative and essential communications equipment and solutions for the global telecommunications infrastructure market. A global company, Andrew serves operators and OEMs from facilities in 36 countries. Andrew (founded in 1937) is an S&P 500 company listed on the Nasdaq National Market System under the symbol: ANDW.

Forward Looking Statements

        Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company's ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers' ability to fund purchases of our products and services, the company's ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

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ANDREW CORPORATION ANNOUNCES AGREEMENT TO SELL CONVERTIBLE SUBORDINATED NOTES